Exhibit 99.1

HEI, Inc. Announces New Head of Operations

MINNEAPOLIS, Jan. 19 /PRNewswire-FirstCall/ -- HEI, Inc. (Nasdaq: HEII) ( www.heii.com ) today announced the appointment of James C. Vetricek as the Vice President of Operations for the Company effective immediately. The creation of the position of Vice President of Operations for the Company consolidates engineering and operations responsibility for the entire Company under one individual. In this new role, Mr. Vetricek will be responsible for all engineering and production activity across the entire HEI organization, encompassing HEI’s Victoria, Minnesota; Boulder, Colorado; and Tempe, Arizona facilities.

“We are delighted that Jim has agreed to take on this challenge,” stated Mack Traynor, President and CEO of HEI. “Jim has been extremely successful in managing HEI’s Colorado operations, both improving customer satisfaction and increasing profitability. I am confident that he will bring this level of success to our Microelectronics Operations as well. This management change is a clear signal that HEI is focused on meeting increased customer demand and providing high quality electronics solutions to our key customers.”

Mr. Vetricek replaces Stephen Petersen, VP of Microelectronics Operations. Mr. Vetricek had been VP of Operations for HEI’s Advanced Medical Operations in Boulder, Colorado. During his tenure he introduced lean flow manufacturing and six-sigma quality techniques to this Class III medical operation. Prior to joining HEI, Mr. Vetricek served as Vice President of Quality and Regulatory Affairs for Colorado MEDtech, Inc. from February 2001 to January 2003. Mr. Vetricek has over 20 years experience as a medical device professional, managing facilities with multi-site operations. His responsibilities have included research and development; regulatory affairs; proprietary and contract manufacturing operations. Prior to joining Colorado MEDtech, he served as Vice President of Regulatory Affairs and Quality Management at Linvatec, a division of Conmed, a medical equipment manufacturer, and as Vice President of Regulatory Affairs and Quality Assurance and R&D at Ohmeda Medical Device, a division of BOC group.

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications and RFID industries. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturable product utilizing innovative design solutions and by the application of state- of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Operations Advanced Medical Operations High Density Interconnect Operations RF Identification and Smart Card Operations	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386 4801 North 63rd Street, Boulder CO 80301 610 South Rockford Drive, Tempe, AZ 85281 1546 Lake Drive West, Chanhassen, MN 55317

FORWARD LOOKING INFORMATION

Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the implementation of business strategies; growth of specific markets; improved results, profitability, cash flow, margins and revenue in the Microelectronic Operations; and estimated HEI revenues, cash flow, expenses, and profits, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, HEI’s ability to satisfy financial or other obligations or covenants set forth in its banking agreements, adverse competitive developments, change in or cancellation of customer requirements, the integration of the Advanced Medical Operations, collection of outstanding debt, HEI’s ability to succeed on the merits and defend against litigation, and other risks detailed from time to time in HEI’s SEC filings. HEI undertakes no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.

SOURCE HEI, Inc. -0- 01/19/2004 /CONTACT: Mack V. Traynor III, CEO, or Douglas J. Nesbit, CFO, both of HEI, Inc., +1-952-443-2500/ /Web site: http://www.heii.com / (HEII)

CO: HEI, Inc. ST: Minnesota IN: CPR CSE MTC SU: PER